Exhibit 99.1

Zoom Schedules 1-for-5 Reverse Stock Split For August 7, 2008

Boston, MA, August 6, 2008— Zoom Technologies, Inc. (NASDAQ: ZOOM) today announced that a 1-for-5 reverse split of its common stock will take effect immediately prior to the opening of the stock market tomorrow, August 7, 2008. The split is consistent with the Company’s efforts to maintain the listing of its securities on the Nasdaq Capital Market. This split follows a vote at Zoom’s recent Annual Meeting in which shareholders authorized the Zoom Board of Directors to effect a reverse split. Nasdaq has approved Zoom’s plan to effect the reverse split as the means to regain compliance with the requirements of the Nasdaq Capital Market.
As a result of the reverse stock split, every 5 shares of Zoom’s common stock will be combined into 1 share of common stock. The reverse stock split affects all outstanding shares of common stock and stock options of Zoom. The reverse stock split will reduce the number of outstanding shares of Zoom’s common stock from approximately 9.347 million to approximately 1.869 million shares. The number of authorized shares of common stock will remain at 25 million. The exercise price and number of common shares related to outstanding stock options will proportionately adjust to reflect the reverse split.
The common stock of Zoom will trade on the Nasdaq Capital Market under the temporary symbol ZOOMD for 20 trading days after the reverse split goes into effect. The “D” at the end of Zoom’s symbol will simply denote the recent reverse split of Zoom’s stock. On Friday September 5, 2008 trading will resume under the current symbol ZOOM.
Zoom shareholders do not need to take any action in connection with this reverse stock split. They can hold their shares as they do now, and convert them if and when they are sold. A helpful Question and Answer dialogue is provided on the following link: www.zoom.com/rsqa.
“Retaining Zoom’s listing on the Nasdaq Capital Market is important to Zoom and to some potential merger partners,” said Frank Manning, Zoom’s President and CEO. “We need Zoom’s stock to close over $1 for 10 straight trading days to get back into compliance with Nasdaq’s rules, and we believe the reverse stock split is the best way to meet this requirement.”

About Zoom Technologies
Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales office is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston. For more information about Zoom and its products, please see www.zoom.com.

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Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Zoom or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are made only as of the date hereof. We undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.